As filed with the Securities and Exchange Commission on January 2, 1998 - Registration No. 333-_________


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                 AMERIWOOD INDUSTRIES INTERNATIONAL CORPORATION
             (Exact name of registrant as specified in its charter)

           Michigan                                                   38-0983610
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)

       168 Louis Campau Promenade, Suite 400, Grand Rapids, Michigan    49503
               (Address of Principal Executive Offices)               (Zip Code)
       1992 Ameriwood Industries Non-Employee Directors' Stock Option Plan
                            (Full Title of the Plan)
              Beth A. Clark, 168 Louis Campau Promenade, Suite 400
                          Grand Rapids, Michigan 49503
                     (Name and address of agent for service)
                          Copies of Communications to:
                                 Joseph B. Levan
                      Varnum, Riddering, Schmidt & Howlett
                      333 Bridge Street, N.W., P.O. Box 352
                        Grand Rapids, Michigan 49501-0352
                                 (616) 336-6000

                         CALCULATION OF REGISTRATION FEE

                                                             Proposed                 Proposed
       Title of                                              Maximum                  Maximum
   Securities to be           Amount to be                Offering Price              Aggregate                    Amount of
      Registered               Registered                  Per Share(2)            Offering Price             Registration Fee
Common Stock
($1.00 Par Value)         80,000 shares (1)         $4.875                      $390,000.00                 $115.05
=======================   =======================   =========================   =========================   ========================

(1) Represents the number of shares of Common Stock that could be issued under the 1992 Ameriwood Industries Non-Employee Directors' Stock Option Plan (the "Plan"). This Registration Statement also covers such indeterminable additional number of shares as may be issuable under the Plan by reason of adjustments in the number of shares covered thereby as described in the Plan.

(2) For the purpose of computing the registration fee only, the price shown is based upon the price of $4.875 per share, the average of the high and low sales prices for the Common Stock of Ameriwood Industries International Corporation in the NASD National Market System on December 31, 1997, in accordance with Rule 457(h).


Pursuant to Rule 416(a) of the General Rules and Regulations under the Securities Act of 1933, this Registration Statement shall cover such additional securities as may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     Information required by Part I to be contained in the Section 10(a) prospectuses is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 (the "Securities Act") and the Note to Part I of Form S-8.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

     The following documents filed with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference:

     (a) The Annual Report on Form 10-K of the Registrant for the year ended December 31, 1996.

     (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in (a) above.

     (c) The description of the Registrant's Common Stock is contained in the Registrant's registration statement filed pursuant to Section 12 of the Exchange Act and is incorporated herein by reference, including any amendments or reports filed for the purpose of updating such description.

     All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

     The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5. Interests of Named Experts and Counsel

     Not Applicable.

Item 6. Indemnification of Directors and Officers

     Directors, officers, or employees of the Company or persons serving at its request as directors, officers, or employees of another corporation or enterprise are entitled to indemnification as provided in the Articles of Incorporation of the Company which provide for indemnification to the fullest extent permitted under the Michigan Business Corporation Act. These provisions are broad enough to permit indemnification of such person for liabilities arising under the Securities Act of 1933. To provide certain officers and directors of the Company with specific contractual assurance that such protections will be available regardless of amendments to the Articles of Incorporation or any changes in the composition of the Company's board or acquisition of the Company, and to induce officers and directors to serve the Company, the Company has entered into Indemnity Agreements with certain officers and directors which agreements also provide for the advancing of expenses to the fullest extent now or hereafter permitted by law. The form of such agreements has already been filed with the Commission as an exhibit to the Company's Form 10-K for 1994.

Item 7. Exemption from Registration Claimed

     Not Applicable.

Item 8. Exhibits

     Reference is made to the Exhibit Index which appears on page S-6. The Company hereby undertakes that it shall submit the Plan and any amendments thereto to the Internal Revenue Service in order to maintain the Plan as a qualified plan under Section 401 of the Internal Revenue Code of 1986, as amended, to the extent required.

Item 9. Undertakings

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Grand Rapids, State of Michigan, on the 31st day of December, 1997.

                         AMERIWOOD INDUSTRIES INTERNATIONAL CORPORATION


                         By  /s/ Charles R. Foley
                         Charles R. Foley, President and Chief Executive Officer


                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Charles R. Foley and Marlan R. Smith, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing required and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed below on December 31, 1997, by the following persons in the capacities indicated.



/s/ Charles R. Foley                             /s/ Neil L. Diver
Charles R. Foley, Director, President,           Neil L. Diver, Director
and Chief Executive Officer

/s/ Richard Pigott                               /s/ Edwin Wachtel
Richard Pigott, Director                         Edwin Wachtel, Director

/s/ Kevin Coyne                                  /s/ Marlan R. Smith
Kevin Coyne, Director                            Marlan R. Smith, Vice President
                                                 and Chief Financial Officer

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors
Ameriwood Industries International Corporation

As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our reports so incorporated by reference and to the reference to our firm included in this registration statement.

                                                        /s/
                                                        COOPER & LYBRAND, L.L.P.






Grand Rapids, Michigan

December 31, 1997

                                  EXHIBIT INDEX

     The following exhibits are filed as a part of the Registration Statement:



Item 4         1992 Ameriwood  Industries  Non-Employee  Directors' Stock Option
               Plan

Item 5         Opinion of Varnum, Riddering, Schmidt & Howlett LLP

Item 23(a) Consent of Coopers & Lybrand, L.L.P. - included on page S-5 hereof

Item 23(b)     Consent of Varnum, Riddering,  Schmidt & Howlett LLP -included in
               Exhibit 5

Item 24        Power of Attorney - included on page S-4 hereof

                     1992 AMERIWOOD INDUSTRIES NON-EMPLOYEE
                          DIRECTORS' STOCK OPTION PLAN

     1. Purpose of Plan.


     The purpose of this 1992 Ameriwood Industries Non-Employee Directors' Stock Option Plan is to promote the success of Ameriwood Industries International Corporation (the "Company") by attracting and retaining non-employee directors by supplementing their cash compensation and providing a means for them to increase their holdings of common stock of the Company.

     2. Definitions.

     As used herein, the following definitions shall apply:

     2.0 The "Company" shall refer to Ameriwood Industries International Corporation, a Michigan corporation.

     2.1 "Annual Meeting Date" means the date of the annual meeting of the stockholders of the Company at which directors are elected.

     2.2 Board" means the Board of Directors of the Company.

     2.3 "Common Stock" means the Common Stock pare value $1.00 per share of the company.

     2.4 "Code" means the Internal Revenue Code of 1986 as amended.

     2.5 "Corporation" means the Company and its Parent and Subsidiaries.

     2.6 "Eligible Director" means any person who is a member of the Board and who is not on the Grant Date an employee full time or part time of the corporation.

     2.7 "Grant Date" means the date on which a person is first elected as a member of the Board, except that as to each person who is a director on April 26, 1992, the Grant Date shall be April 26, 1992.

     2.8 "Option" means a stock option granted pursuant to this Plan.

     2.9 "Option Agreement" means the agreement between the Company and an Optionee for the grant of an option.

     2.10 "Option Stock" means stock subject to option granted pursuant to this Plan.

     2.11 "Optionee" means a person who receives an Option.

                                   EXHIBIT 4

     2.12 "Parent" means a "parent corporation" as defined in Section 425(e) and
(g) of the Code.

     2.13 "Plan" means the Company's 1992 Ameriwood Industries Non-Employee Directors' Stock Option Plan.

     2.14 "Shares" means shares of Common Stock.

     2.15 "Subsidiary" means a "subsidiary corporation" as defined in Section 425(f) and (g) of the Code.

     3. Stock Subject to the Plan.

     The maximum aggregate number of Shares which may be optioned and sold under the Plan excluding those Shares constituting the unexercised portion of any canceled terminated or expired options is at any time 2-1/2% of the then issued and outstanding shares of Common Stock of the Company excluding shares issued and outstanding as a result of any exercise of an Option but subject to the provisions of Section 11 of this Plan not less than 50000 shares (excluding shares issued and outstanding as a result of any exercise of an Option). Such Shares shall be authorized but unissued Common Stock.

     If an Option should expire or become unexercisable for any reason without having been exercised in full, the unpurchased Shares which were subject thereto shall, unless the Plan shall have been terminated, become available for the grant of other Options under the Plan.

     4. Administration of the Plan

     This Plan shall be administered by the Board, which shall have authority to adopt such rules and regulations, and to make such determinations as are not inconsistent with the Plan and are necessary or desirable for its implementation and administration. Each person who is or shall have been a member of the Board shall be indemnified and held harmless by the Company from and against any cost liability or expense imposed or incurred in connection with such person's or the Board's taking or failing to take any action under the Plan. Each such person shall be justified in relying on information furnished in connection with the Plan's administration by any appropriate person or persons.

     5. Grants of Options.

     5.1 Nondiscretionary Grants. Subject to approval of this Plan by the shareholders of the Company, on the Grant Date each Eligible Director shall receive the grant of an Option to purchase 10,000 shares.

     5.2 Adjustment. The number of Shares subject to any Option shall be subject to adjustment from time to time in accordance with Section 11 hereof.

     6. Term of Plan.

     If this Plan is duly approved by the shareholders of the Company, it shall be effective as of April 26, 1992, and shall continue in effect until all Options granted hereunder have expired or been exercised, unless sooner terminated under the provisions relating thereto. No Option shall be granted after April 26, 2002.

     7. Terms of Option Agreement.

     Upon the grant of each Option, the Company and the Eligible Director shall enter into an Option Agreement which shall specify the Grant Date and the purchase price and shall include or incorporate by reference the substance of all of the following provisions and such other provisions consistent with this Plan as the Board may determine.

     7.1 Term. The term of the Option shall be six years from its Grant Date subject to earlier termination in accordance with Sections 7.6 or 7.7 hereof.

     7.2 Exercise Schedule. The Option shall first become exercisable on the third anniversary of the Grant Date and thereafter for the term of the Option shall be fully exercisable. Notwithstanding the foregoing, an Option held by an Eligible Director shall become immediately exercisable in full upon the death or disability of such Eligible Director, or just prior to any change of ownership as described in Section 7.7.

     7.3 Purchase Price. The purchase price of the Shares subject to each Option shall be the fair market value thereof on the Grand Date. "Fair market value" shall be equal to the mean of the highest bid and lowest asked prices of shares of Common Stock reported by the NASDAQ system on the date in question, or, if prices of shares of Common Stock are not so reported on that date, then the fair market value of shares of Common Stock on that date determined by any reasonable method selected by the Board in its sole discretion.

     7.4 Payment of Purchase Price. The purchase price of Shares acquired pursuant to an Option shall be paid in full at the time the Option is exercised in cash or by delivery of any property other than cash (including shares or other securities of the Company, so long as such property constitutes valid consideration for the shares purchase under applicable law and is surrendered in good form for transfer, or by some combination of cash and such other property); provided, however, that the purchase price may not be paid by the delivery of Shares more frequently than once every six months.

     7.5 Transferability. No Option shall be transferable otherwise than by will or the laws of the descent and distribution, and an Option shall be exercisable during the Eligible Director's lifetime only by the Eligible Director.

     7.6 Termination of Membership on the Board. If a Director's membership on the Board terminates for any reason, an Option held at the date of termination (but only to the extent exercisable at the time of such termination in accordance with Section 7.2, including Options exercisable by reason of the death or disability of the Eligible Director or by reason of a change of ownership pursuant to Section 7.7) may be exercised in whole or in part at any time within one year after the date of such termination (but in no event after the term of the Option expires) and shall thereafter automatically terminate. If a Director's membership on the Board terminates during the three year period beginning on the Grant Date of an Option for any reason other than the death or disability of the Director or by reason of a change of ownership pursuant to
Section 7.7, the Option shall automatically expire and all rights of such former Eligible Director shall terminate.

     7.7 Change of Ownership. If the Company is acquired by another corporation, or is otherwise merged into or consolidated with another corporation, all options shall become immediately exercisable just prior to the effective date of the merger, combination, consolidation or other corporate event.

     8. Use of Proceeds.

     Proceeds from the sale of Shares pursuant to this Plan shall be used by the Company for general corporate purposes.

     9. Term of Options.

     The term of each Option granted under the Plan shall be six years from the Grant Date, subject to earlier termination as herein provided.

     10. Exercise of Options.

     10.1 Procedures for Exercise. Any Option granted hereunder which is exercisable shall be exercisable in whole or in part under such conditions as the Board shall designate under the terms of the Plan and of the Option Agreement. An Option exercised in part shall continue to be exercisable as to the unexercised portion thereof, but not later than the date the Option expires.

     The minimum number of Shares with respect to which an Option may be exercised at any one time shall be one hundred (100) Shares, unless the number purchased is the total number at the time available for purchase under the Option. An Option may not be exercised for a fractional Share. No Option may be exercised after the expiration of its term.

     An Option shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Option by the person entitled to exercise the Option and full payment for the Shares with respect to which the

Option is exercised has been received by the Company. Until the issuance of the stock certificates (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to Option Shares notwithstanding the exercise of the Option. No adjustment will be made for a dividend or other rights for which the record date is prior to the date the stock certificates are issued except as provided in
Section 11 of the Plan.

     10.2 Exercise Following Death or Disability. In the case of Optionee's death, exercise shall be by the person or persons (including his estate) to whom his or her rights under such Option shall be passed by will or by laws of descent and distribution.

     10.3 Compliance with Law. The exercise of each Option shall be on the condition that the purchases of stock thereunder shall be for investment purposes, and not with a view to resale or distribution unless the Shares subject to such Option are registered under the Securities Act of 1933, as amended, or if in the opinion of counsel for the Corporation such registration is not required under the Securities Act of 1933 or any other applicable law, regulation, or rule of any governmental agency.

     11. Adjustments.

     If the number of shares of Common Stock outstanding changes by reason of a stock dividend, stock split, recapitalization, merger, consolidation, combination or exchange of shares, the aggregate number and class of shares available under this Plan and subject to each option, together with the option prices, shall be appropriately adjusted. No fractional shares shall be issued pursuant to the Plan and any fractional shares resulting from adjustments shall be eliminated from the respective option.

     12. Time of Granting Options.

     The date of grant of an Option under this Plan shall be the Grant Date. No Option shall be granted after expiration of the term of this Plan.

     13. Approval, Amendment and Termination of the Plan.

     13.1 Approval. This Plan shall be adopted by the Board, and shall be presented to the stockholders of the Company for their approval by vote of a majority of such stockholders present, or represented at a meeting duly held, such approval to be given not later than April 26, 1993. Option may be granted prior to such approval, but such Options shall be contingent upon such approval being obtained and may not be exercised prior to such approval.

     13.2 Amendment. The Board, without further approval of the stockholders, may amend this Plan at any time and from time to time in such respects as the Board may deem advisable, subject to any stockholder or regulatory approval required by law, and to any conditions established by the terms of such amendment; provided that in no event shall the Plan be amended more than once every six (6) months other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act, or the rules thereunder, or Rules promulgated by the Securities and Exchange Commission.

     13.3 Termination and Suspension. The Board, without further approval of the stockholders, may at any time terminate or suspend this Plan. Any such termination or suspension of the Plan shall not affect Options already granted and such Options shall remain in full force and effect as if this Plan had not been terminated or suspended. No Option may be granted while the Plan is suspended or after it is terminated.

     Rights and obligations under any Option granted while this Plan is in effect shall not be altered or impaired by suspension or termination of this Plan, except with the consent of the person to whom the Option was granted. An Option may be terminated by agreement between the Optionee and the Company and, in lieu of the terminated Option, a new Option may be granted with an exercise price which may be higher or lower than the exercise price of the terminated Option.

     14. Conditions Upon Issuance of Shares.

     Shares shall not be issued with respect to any Option granted under this Plan unless the exercise of such Option and the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of law, and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance inability of the Company to obtain authority from any regulatory body having jurisdictional authority deemed by its counsel to be necessary to the lawful issuance and sale of any Shares hereunder shall relieve the Company of any liability in respect of the non-issuance or sale of such Shares as to which such requisite authority shall not have been obtained.

     15. Reservation of Shares.

     The Company, during the term of this Plan, will at all times reserve and keep available a number of Shares as shall be sufficient to satisfy the requirements of the Plan.

                                December 31, 1997



Ameriwood Industries International Corporation
168 Louis Campau Promenade, Suite 400
Grand Rapids, MI 49503

         Re: Registration Statement on Form S-8 Relating to the 1992 Ameriwood Industries Non- Employee Directors' Stock Option Plan

Gentlemen:

     With respect to the Registration Statement on Form S-8 (the "Registration Statement"), filed by Ameriwood Industries International Corporation, a Michigan corporation (the "Company"), with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, 80,000 shares of the Company's common stock, par value $1.00 per share, for issuance pursuant to the Company's 1992 Non-Employee Directors' Stock Option Plan (the "Plan"), we have examined such documents and questions of law we consider necessary or appropriate for the purpose of giving this opinion. On the basis of such evaluation, we advise you that in our opinion the 80,000 shares covered by the Registration Statement upon the exercise of stock options, at the prices described in the Registration Statement, but not less than the par value thereof, and upon delivery of such shares and payment therefor in accordance with the terms stated in the Plan and the Registration Statement, will be duly and legally authorized, issued and outstanding and will be fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or under the rules and regulations of the Securities and Exchange Commission relating thereto.

                                   Sincerely,

                     VARNUM, RIDDERING, SCHMIDT & HOWLETTLLP


                             /s/ J. Terry Moran
                             J. Terry Moran, Partner


                                    EXHIBIT 5